Exhibit 10.2

PERFORMANCE-BASED
RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
FRESHPET, INC. 2024 EQUITY INCENTIVE PLAN

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Participant:
Date of Grant:
Target Number of Performance-Based Restricted Units Granted:
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THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Date of Grant specified above, is entered into by and between Freshpet, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Freshpet, Inc. 2024 Equity Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee. The Committee has determined under the Plan that it would be in the best interests of the Company to grant the performance-based Stock Units (“PSUs”) provided herein to the Participant.
This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the meaning ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and the prospectus describing the Plan and that the Participant has read these documents carefully and fully understands their content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.Grant of PSUs. Subject to the terms and conditions set forth in this Agreement, including the restrictive covenants set forth in Exhibit A attached hereto, and in the Plan, the Company hereby grants the Participant PSUs with a target number of such PSUs set forth above (“Target Award”), subject to the restrictions set forth in this Agreement and in the Plan. Each PSU represents the right of the Participant to receive a share of Common Stock (a “Share”) on the applicable payment date set forth in Section 6 below. In the event that the Participant resides in any jurisdiction described on Exhibit B attached hereto, the provisions applicable to the Participant’s home jurisdiction as set forth on Exhibit B will be incorporated into this Agreement as if set forth herein. Payment in respect of the PSUs will be based on performance against the metrics, and in the amounts set forth on Exhibit C (the “Performance Metrics”).
2.PSU Account. PSUs represent hypothetical Shares, and not actual shares of Common Stock. The Company shall establish and maintain an PSU account, as a bookkeeping account on its records, for the Participant and shall record in such account the number of PSUs granted to the Participant. No Shares shall be issued to the Participant at the time the Award is made, and the Participant shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company with respect to any PSUs recorded in the PSU account. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this award or the PSU account established for the Participant.
3.Vesting; Performance Criteria.
(a)Subject to Sections 4 and 5, the Participant shall vest in a number of PSUs with respect to the Target Award based on the Performance Metrics as of the end of the Performance Period, provided that, except as set forth in Sections 4 and 5, the Participant remains employed by the Employer through the Vesting Date. The Vesting Date and the Performance Period are set forth on Exhibit C, respectively. Subject to Sections 4 and 5, no PSUs will vest for any reason prior to the Vesting Date, and in the event of a termination of the Participant’s employment prior to the Vesting Date, the Participant will forfeit to the Company all PSUs that have not yet vested as of the termination date. Except as otherwise provided herein, any PSUs that have not been deemed to have been earned through the end of the Performance Period will be immediately forfeited.
(b)If the Performance Metrics would produce fractional PSUs, the number of PSUs that vest shall be rounded down to the nearest whole PSU and the fractional PSUs will be forfeited.
(c)Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the PSUs at any time and for any reason.
4.Termination of Employment.
(a)Except as set forth in this Section 4 or in Section 5, if the Participant ceases to be employed by, or provide service to, the Employer for any reason before the Vesting Date, any unvested PSUs shall automatically terminate and shall be forfeited as of the date of the Participant’s termination of employment or service. In addition, in the event the Participant ceases to be employed by, or provide service to, the Employer due to a termination for Cause, any vested portion of the PSUs where the underlying Shares have not been delivered pursuant to Section 6, shall automatically terminate and shall be forfeited as of the date of the Participant’s termination of employment or service. No payment shall be made with respect to any unvested PSUs that terminate as described in this Section 4(a).

(b)If the Participant ceases to be employed by, or provide service to, the Employer due to the death or Disability of Participant prior to the Vesting Date, then, vesting shall be suspended and, subject to the Participant (or the Participant’s estate in the event of the Participant’s death) timely executing and delivering an effective release of claims reasonably acceptable to the Company, then on the Vesting Date the Participant will vest in a number of PSUs with respect to the Pro-Rata Target Award, subject to the level at which the Performance Metrics are attained at the end of the Performance Period. “Pro-Rata Target Award” shall mean a pro-rated portion of the PSUs, which shall be determined by multiplying the number of PSUs in the Target Award by a fraction, the numerator of which is the number of months that elapsed during the period beginning on the Date of Grant and ending on the Participant’s termination date (with a partial month counting as a whole month for this purpose), and the denominator of which is 36.
(c)If the Participant ceases to be employed by, or provide service to, the Employer due to the Participant’s Qualified Retirement prior to the Vesting Date, then, vesting shall be suspended and, subject to the Participant timely executing and delivering an effective release of claims reasonably acceptable to the Company, on the Vesting Date the Participant will vest in a number of PSUs with respect to the Pro-Rata Target Award, subject to the level at which the Performance Metrics are attained at the end of the Performance Period. A “Qualified Retirement” means any termination of employment, other than by the Employer for Cause, after reaching age 55, where the Participant’s age plus full years of continuous employment with the Employer equals at least 65.
(d)Solely for purposes of this Agreement, the Participant’s employment or service will be deemed to terminate on the date that the Participant ceases to actively provide services to the Employer and shall not be extended by any notice period mandated or implied under local law during or for which the Participant receives pay in lieu of notice or severance pay. The Company shall have the sole discretion to determine when the Participant is no longer in active employment or service for purposes of this Agreement, without reference to any other agreement, written or oral, including the Participant’s contract of employment.
5.Change in Control.
(a)In the event of a Change in Control prior to the Vesting Date, the PSUs will no longer be subject to the Performance Metrics and will instead vest as to 100% of the Target Award on the Vesting Date; provided that, except as set forth in Sections 5(b) and 5(c) below, the Participant is continuously employed or providing service to the Employer through the Vesting Date.
(b)If, prior to the Vesting Date, a Change in Control occurs and the Participant ceases to be employed by, or provide service to, the Employer due to (i) termination by the Employer other than for Cause within one year following the Change in Control, (ii) death or Disability or (iii) a Qualified Retirement, then, vesting shall be suspended and, subject to the Participant (or the Participant’s estate in the event of the Participant’s death) timely executing and delivering an effective release of claims reasonably acceptable to the Company, the Participant will vest in a number of PSUs with respect to the Pro-Rata Target Award on the date of termination of employment or service.

(c)If the Participant ceases to be employed by, or provide service to, the Employer due to (i) death or Disability or (ii) a Qualified Retirement, in each case prior to a Change in Control, and a Change in Control subsequently occurs prior to the Vesting Date, provided that the Participant (or the Participant’s estate in the event of the Participant’s death) has timely executed and delivered an effective release of claims reasonably acceptable to the Company, the Participant will vest in a number of PSUs with respect to the Pro-Rata Target Award on the date of the Change in Control.
6.Payment of PSUs.
(a)If and when the PSUs vest, the Company shall issue to the Participant one Share for each vested PSU, subject to Section 7. Payment shall be made, subject to Section 18, within 60 days following the earliest of:
(i)the Vesting Date;
(ii)if the PSUs vest in accordance with Section 5(b) upon or within two years following a Change in Control and the Change in Control is a “change in control event” within the meaning of Treasury Regulation 1.409A-3(i)(5), the date of the Participant’s termination of employment or service; or
(iii)if the PSUs vest in accordance with Section 5(c), the date of the Change in Control; provided that the Change in Control is a “change in control event” within the meaning of Treasury Regulation 1.409A-3(i)(5).
(b)The obligation of the Company to deliver Shares following vesting of the PSUs shall be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Shares, the Shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of Shares to Participant pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.
7.Withholding Taxes.
(a)The Employer shall have the right, and the Participant hereby authorizes the Employer, to deduct from all payments made hereunder and from other compensation an amount equal to the federal, state, local and foreign taxes, social insurance, national insurance and other contributions, levies, social security, payroll tax, contributions, payment on account obligations or other amounts required by law to be collected, withheld or accounted for with respect to the PSUs (the “Taxes”). The Employer will withhold Shares payable hereunder to satisfy the withholding obligation for Taxes on amounts payable in Shares, unless the Participant provides a payment to the Employer to cover such Taxes, in accordance with procedures established by the Committee. If Shares are withheld to cover the obligation for Taxes, then, for tax purposes, the Participant shall be deemed to have been issued the full number of Shares with respect to the vested PSUs notwithstanding that a number of Shares are held back for purposes of paying Taxes. To the extent Shares are not withheld in accordance with this Section 7 or to the extent the number of Shares withheld is not sufficient to cover the obligation for Taxes, the Participant shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any Taxes required to be withheld, collected or accounted for with respect to the PSUs.

(b)Regardless of any action the Employer takes with respect to any such Taxes, the Participant acknowledges that the ultimate liability for all such Taxes legally due by the Participant is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Employer. The Participant further acknowledges that the Employer (i) makes no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the PSUs, including the grant, vesting or settlement of the PSUs and the subsequent sale of any Shares acquired at settlement; and (ii) does not commit to structure the terms of the Award or any aspect of the PSUs to reduce or eliminate the Participant’s liability for Taxes. Further, if the Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that the Employer (or the Participant’s former employer, as applicable) may be required to collect, withhold or account for Taxes in more than one jurisdiction.
8.No Stockholder Rights; Dividend Equivalents. Neither the Participant, nor any person entitled to receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to Shares, including voting or dividend rights, until Shares have been issued upon payment of PSUs.
9.Award Subject to Plan Provisions. This Award is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The Award and payment of the PSUs are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to Taxes, (b) the registration, qualification or listing of the Shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe the PSUs pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
10.No Employment or Other Rights. The Award of the PSUs shall not confer upon the Participant any right to be retained by or in the employ or service of any Employer and shall not interfere in any way with the right of any Employer to terminate the Participant’s employment or service at any time. The right of any Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved, subject to applicable law.
11.Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the PSUs or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the PSUs by notice to the Participant, and the PSUs and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, Subsidiaries, and Affiliates. This Agreement may be assigned by the Company without the Participant’s consent.
12.Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

13.Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel of the Company at the corporate headquarters of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Employer, or to such other address as the Participant may designate to the Employer in writing. Any notice shall be delivered by hand, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or by the postal authority of the country in which the Participant resides or to an internationally recognized expedited mail courier.
14.Company Policies. The Participant agrees that the PSUs shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board or the Committee or imposed under applicable rule or regulation from time to time. No PSUs (nor any pro rata portion thereof) shall be earned until the Participant has met all the conditions of the PSUs, and any clawback, recoupment or forfeiture provisions of any applicable clawback, recoupment or forfeiture policy have been applied (and any provided amount, as applicable, shall be deemed an advance that remained subject to the Participant satisfying all eligibility conditions for earning the amounts deferred, accrued, or credited under the Plan).
15.No Entitlement or Claims for Compensation. In connection with the acceptance of the award of the PSUs under this Agreement, the Participant acknowledges the following provisions of this Section 15.
(a)The Plan is established voluntarily by the Company, the award of the PSUs under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time.
(b)The award of the PSUs under the Plan is voluntary and occasional and does not create any contractual or other right to receive future awards of PSUs, or benefits in lieu of them, even if PSUs have been granted repeatedly in the past.
(c)All decisions with respect to future awards of PSUs, if any, will be at the sole discretion of the Committee.
(d)The Participant is voluntarily participating in the Plan.
(e)The PSUs and any Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer (including, as applicable, the Participant’s employer) and which are outside the scope of the Participant’s employment contract, if any.
(f)The PSUs and any Shares acquired under the Plan are not to be considered part of the Participant’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.
(g)The PSUs and the Shares subject to the Award are not intended to replace any pension rights or compensation.
(h)The award of PSUs and the Participant’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer.

(i)The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Participant vests in the PSUs and receives Shares, the value of the acquired Shares may increase or decrease. The Participant understands that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and the Participant’s local currency that may affect the value of the PSUs or the Shares.
(j)The Participant shall have no rights, claim or entitlement to compensation or damages as a result of the Participant’s cessation of employment (for any reason whatsoever, whether or not in breach of contract or local labor law or the terms of the Participant’s employment agreement, if any), insofar as these rights, claim or entitlement arise or may arise from the Participant’s ceasing to have rights under or be entitled to receive Shares under or ceasing to have the opportunity to participate in the Plan as a result of such cessation or loss or diminution in value of the PSUs or any of the Shares acquired thereunder as a result of such cessation, and the Participant irrevocably releases the Employer from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then the Participant shall be deemed to have irrevocably waived the Participant’s entitlement to pursue such rights or claim.
16.Transfer of Personal Data.
(a)Except as may be modified by Exhibit B to this Agreement based on the local laws of the Participant’s home jurisdiction, by accepting the PSUs, the Participant explicitly and unambiguously consents to the collection, use, transfer, holding, storage and disclosure in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Award grant materials (“Data”) by and among, as applicable, the Company and its Affiliates (collectively referred to in this Data Privacy section as the “Company”) and certain third party service providers including, but not limited to, Plan brokers, financial advisers and legal counsel, engaged by the Company (collectively, the “Providers”) for the purpose of implementing, administering and managing the Plan and this Agreement and complying with applicable laws, regulations and legislation.
(b)The Participant understands that the Data which may be collected, used, transferred, held, stored or disclosed by the Company and the Providers consists of certain Data about the Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social insurance number or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all PSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor. The Data may also include information relating to the Participant’s health (for example, where the Participant’s employment terminates due to death or Disability). The Participant further understands that such collection, use, transfer, holding, storage or disclosure of the Data may be necessary for the purpose of implementing, administering and managing the Plan and complying with applicable laws, regulations and legislation. The Participant understands that the Company or the Providers may be located in the United States or elsewhere, and that the laws of the country in which the Company and the Providers collect, use, transfer, hold, store or disclose the Data may have different legal protections for the Data than the Participant’s country. However, regardless of the location of the Data, the Company protects the Data through reasonable physical, technical and administrative safeguards and requires that the Providers also have such safeguards in place. The Participant understands that the Participant may, at any time, request a copy of the Participant’s Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Participant’s local human resources representative in writing. The Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan as more fully described below.

(c)The Participant understands that the Participant is providing the consent herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service and career with the Participant’s employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant PSUs or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
17.Permissive Deferral. The Committee may permit or require the Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant in connection with PSUs. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of Section 409A of the Code (“Section 409A”).
18.Application of Section 409A of the Code. This award of PSUs is intended to be exempt from Section 409A pursuant to the “short-term deferral” exception and shall be administered accordingly. Notwithstanding anything in this Agreement to the contrary, if the PSUs constitute “deferred compensation” under Section 409A, the PSUs are intended to comply with the applicable requirements of Section 409A and shall be administered accordingly, including that if the PSUs are settled upon the Participant’s termination of employment, payment with respect to the PSUs shall be delayed for a period of six months after the Participant’s termination of employment if the Participant is a “specified employee” as defined under Section 409A (as determined by the Committee), if required pursuant to Section 409A. If payment is delayed, the Shares shall be distributed within 30 days of the date that is the six-month anniversary of the Participant’s termination of employment. If the Participant dies during the six-month delay, the Shares shall be distributed in accordance with the Participant’s will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, payments made with respect to this award of PSUs may only be made in a manner and upon an event permitted by Section 409A, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under Section 409A. To the extent that any provision of this Agreement would cause a conflict with the requirements of Section 409A, or would cause the administration of the PSUs to fail to satisfy the requirements of Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall the Participant, directly or indirectly, designate the calendar year of payment. If the PSUs constitute “deferred compensation” under Section 409A and payment is subject to the execution of a release of claims in favor of the Employer and its Affiliates, and if payment with respect to the PSUs that is subject to the execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.
19.Entire Agreement. This Agreement contains the entire understanding between the Company and the Participant with respect to the matter set forth herein, and shall supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

IN WITNESS WHEREOF, the Company has caused an officer to execute this Agreement, and the Participant has executed this Agreement, effective as of the Date of Grant.

FRESHPET, INC.

Name:
Title:

I hereby accept the award of PSUs described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby agree that all decisions and determinations of the Committee with respect to the PSUs shall be final and binding.

Participant

Name:
Date:

Exhibit A

Restrictive Covenants

1.Definitions.
(a)“Competing Business” means any business which engages in the development, manufacture, production, sale, or distribution of any dog or cat food or treats, whether dry, fresh, refrigerated, frozen, or raw.
(b)“Confidential Information” means any and all information, whether or not a “Trade Secret” (as defined in Paragraph 1(d) of this Exhibit A) containing and/or concerning: the Company’s projects, methodologies, business or vendor relationships, relationships with strategic or business partners, and all information and know-how (whether or not patentable, copyrightable or otherwise able to be registered or protected under laws governing intellectual property) owned, possessed, or used by the Company, including, without limitation, any invention, existing or future product, formula, method, manufacturing techniques and procedures, composition, compound, project, development plan, market research, vendor information, supplier information, customer lists or information, apparatus, equipment, Trade Secret, process, research, reports, clinical data, financial data, technical data, test data, know-how, computer program, software, software documentation, source code, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, patent applications, contracts, joint ventures, price, cost and personnel data, any trade names, trademarks and/or slogans. Confidential Information does not include information that can be shown by documented evidence (x) to have become widely known to the public; (y) was rightfully in the Participant’s possession or part of the Participant’s general skill, knowledge, know how or experience prior to the Participant’s employment with the Company; or (z) is disclosed to the Participant without confidential or proprietary restriction by a third party who rightfully possesses the information, without confidential or proprietary restriction. Notwithstanding anything to the contrary in this Agreement, including this Exhibit A, however, Confidential Information includes any and all information that the Company is obligated to maintain as confidential or that the Company may receive or has received from others with any understanding, express or implied, that it will not be disclosed.
(c)“Restricted Area” means any geographic area where the Company is actively engaged in business.

(d)“Trade Secret” means any information of the Company, including but not limited to a formula, pattern, compilation, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; (ii) is the subject of reasonable measures by the Company to maintain its secrecy; and (iii) is defined consistently with applicable law, such as the federal Defend Trade Secrets Act of 2016 and applicable state law.
2.Non-Competition. The Participant agrees that during the Participant’s employment and for the 12 period following the Participant’s termination of employment for any reason, other than a termination by the Company for Cause (the “Restricted Period”), the Participant will not, without the Company’s express written consent, directly or indirectly engage in or participate in any activity with a Competing Business in the Restricted Area, whether on the Participant’s own account or as principal, partner, shareholder, director, the Participant, consultant or in any other competitive capacity. The Participant further agrees that during the Restricted Period, the Participant will not, without the Company’s express written consent, accept employment with any customer or client of the Company to whom the Participant provided any services on behalf of the Company during the last twelve months of employment with the Company for the purpose of providing such customer or client services similar to the services the Participant provided on behalf of the Company. For the avoidance of doubt, this Paragraph 2 does not prohibit the Participant from purchasing for investment up to 5% of the total capital stock of a publicly traded company, mutual funds or retirement plan investments, and the foregoing provision only prohibits the Participant from performing services of the type performed by the Participant during the last twelve (12) months of employment with the Company and/or serving in a position where there is a substantial likelihood that the Participant may use or share Confidential Information as part of their new role. The Participant acknowledges that the Company’s business is national and international in scope so that it is reasonable and necessary to have nationwide and international restrictions to protect the Company’s legitimate business interests.
3.Non-Solicitation.
(a)The Participant agrees that during the Restricted Period, the Participant will not, directly or indirectly, solicit, induce, recruit, encourage, take away, or hire (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any employee or independent contractor of the Company to leave his/her employment or engagement with the Company either for employment with the Participant or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual and the Company. For the avoidance of doubt, this Paragraph 3(a) does not prohibit the Participant from hiring or engaging any individual who responds for a general solicitation or job posting that is not directed towards any specific individual or any employee or independent contractor of the Company.

(b)The Participant agrees that during the Restricted Period, the Participant will not, directly or indirectly, contact, solicit, call-on, service, or accept any of the Company’s current or prospective customers or clients with whom the Participant had direct contact or about whom the Participant received Confidential Information during the last twelve (12) months of employment with the Company.
4.Non-Disclosure.
(a)The parties recognize that the business of the Company and the nature of the Participant’s employment will permit the Participant to have access to Confidential Information of the Company, and such Confidential Information is the property of the Company, and that any unauthorized disclosure thereof may be highly prejudicial to their respective interests. The Participant acknowledges that Confidential Information has been and will continue to be created or established as a result of substantial efforts and expenditures on the part of the Company, and that it is not and will not be in the public domain.
(b)Except as provided in Paragraph 4(c) of this Exhibit A, the Participant shall maintain in secrecy all Confidential Information of the Company or any of its affiliates or their respective clients and will not, without the express written consent of a corporate officer of the Company, use, appropriate or reproduce Confidential Information or disclose or make available Confidential Information to any third party for any purpose other than the performance of the duties of the Participant’s employment with the Company. Upon the Participant’s termination of employment for any reason, or any time the Company makes a request, the Participant will deliver promptly to the Company all Confidential Information and all copies of Confidential Information or any analyses, compilations, summaries, studies, or other documents based, in whole or in part, upon the Confidential Information. Upon the Company’s request, the Participant shall certify in writing to the Company that no Confidential Information or any analyses, compilations, summaries, studies, or other documents based, in whole or in part, upon the Confidential Information, remains in the Participant’s possession or control.

(c)Nothing in this Agreement, including this Exhibit A, shall prohibit or restrict the Participant from initiating communications directly with, responding to any inquiries from, providing testimony before or information to, reporting possible violations of law or regulation to, filing a claim or assisting with an investigation directly with law enforcement, a self-regulatory authority, or a government agency or entity, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Participant does not need the prior authorization of the Company to engage in conduct protected by this Paragraph 4(c), and the Participant does not need to notify the Company that the Participant has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law. In addition, nothing in this Agreement is intended to prevent the Participant from exercising applicable rights under Section 7 of the National Labor Relations Act (including without limitation assisting co-workers or former co-workers with workplace issues concerning the Company) or from communicating with others about the Participant’s employment with the Company (including without limitation communicating with a union or the National Labor Relations Board).

5.Assignment of Certain Rights.
(a)In consideration of employment and other benefits of value, the Participant, on the Participant’s behalf and on behalf of the Participant’s heirs and representatives, agrees to assign and transfer and hereby assigns and transfers to the Company, its affiliates, successors and assigns, as applicable, all of the Participant’s right, title and interest in and to any and all inventions, discoveries, developments, improvements, techniques, designs, data, processes, procedures, systems and all other work products, whether tangible or intangible, that the Participant, either solely or jointly with others, has conceived, made, acquired, suggested, reduced to practice, or otherwise created during employment with the Company, and which relate in any manner to any of the business, services or products, techniques, processes or procedures, products, designs, data or systems of Company and/or any of its affiliates. The Participant further agrees that, upon the termination of the employment of the Participant for any reason, to immediately return any of the foregoing and any information or copies of information relating to any of the foregoing to the Company. The Participant acknowledges that this Agreement does not require the Participant to assign or offer to assign to the Company any invention that the Participant developed entirely on the Participant’s own time without using the Company’s equipment, supplies, facilities or Trade Secrets, except for those inventions that: (i) relate directly to the business of the Company; (ii) relate to the Company’s actual or demonstrably anticipated research or development; or (iii) result from any work performed by the Participant for the Company.
(b)For the avoidance of doubt, it is, and has always been, the intent and understanding of the parties that all work product created by the Participant in the capacity as an employee of the Company shall be considered a work made for hire under the Copyright Act, 17 USCA §101, et seq., and copyright and other rights in the Participant’s work product, and all derivative works and/or any modifications and variations of the work product, have always and continue to vest solely in the Company. In the event it is deemed that the Participant’s work product is not a work for hire, then this Agreement shall constitute an irrevocable, worldwide, complete and absolute assignment, in perpetuity, of any and all copyrights and any other rights, including any moral rights, which the Participant may have acquired as a result of serving as an employee of the Company. The Participant agrees to provide reasonable assistance required to perfect the rights defined in this Paragraph 5, including completion of any additional paperwork for applications for copyright registrations.

6.Return of Company Property. The Company may require the Participant at any time during the Participant’s employment, and will require the Participant on his or her date of termination of employment to: (i) return to the Company all equipment (including but not limited to computers, laptops, personal handheld devices, and mobile phones), monies, goods, samples, papers, documents, notes, manuals, data, tapes, software, access cards, base kit, travel kit, team kit, credit cards, and other property; (ii) delete from the Participant’s own computer equipment, mobile telephone or any other personal device (or personal email or cloud account, external drive or other form of data storage) any Confidential Information or intellectual property of the Company; and (iii) provide the Company with passwords and such other information as is necessary to enable or facilitate the Company’s access to the Participant’s workplace computer equipment, mobile telephone, etc., and any Company accounts.
7.Interpretation and Enforcement. The Participant acknowledges and agrees that the restrictions contained in this Exhibit A are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, including its Confidential Information and Trade Secrets, and that the Company would not have entered into this Agreement with the Participant in the absence of such restrictions. In the event that the provisions of this Exhibit A should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended such that those provisions are made consistent with the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that those provisions otherwise be enforced to the maximum extent permitted by law. If the Participant has entered into any other agreement pursuant to which the Participant is subject to restrictive covenants with respect to the Company that are similar in nature to the covenants of this Exhibit A, the provisions of this Exhibit A shall not apply to the extent they are deemed to conflict with such other restrictive covenants. However, if there is no conflict, the provisions of this Exhibit A shall be deemed to be in addition to, not in lieu of, the provisions of such other agreement.
8.Remedies For Threatened or Actual Breach. The Participant agrees that in the event of a threatened or actual breach of Paragraphs 2, 3, or 4 of this Exhibit A, in whole or in part, the resulting damage would be irreparable and thus difficult or impossible to determine, and that, in any event, there would not be an adequate remedy at law to protect against or remedy any damage, even if money damages may be awarded. The Participant further acknowledges that the Participant’s skills and knowledge are special, unique and extraordinary and that any breach or threatened breach of Paragraphs 2, 3, or 4 of this Exhibit A would result in immediate and irreparable injury to the Company. The Participant therefore agrees that, in addition to any money damages or other equitable relief as may be deemed proper by a court or arbitrator of competent jurisdiction, the Company is entitled to immediately restrain and enjoin the Participant from any activity in breach of this Agreement and/or in aid of arbitration, without the necessity of posting bond or other security, if such a breach occurs or is imminent or threatened.

Exhibit B
Local Law Data Privacy Provisions

    To the extent that Participant lives in any of the following jurisdictions, the following provisions replace Section 15 of the Agreement to which this Exhibit B is attached:

For Residents in Ireland
(a)By accepting the award of PSUs, the Participant acknowledges, in respect of the processing and disclosure of the Participant’s personal data, that: (i) the Company and its Subsidiaries are required to collect, process and utilise the Participant’s personal data for purposes directly relevant to the employment or service relationship between the Company or its Subsidiaries and the Participant, and, for the purpose of administering the Plan, to disclose or transfer some or all of that personal data, as necessary, to and between the Company and its Subsidiaries or to any third party engaged to assist with the administration of the Plan; (ii) the Company or its Subsidiaries and any such third party may utilise such personal data for the purpose of administering the Plan and the PSUs, provided that such personal data shall be kept confidential and shall not be used by the third party for any purposes not related to the administration of the Plan; (iii) the Company or its Subsidiaries and any such third party may be located in the European Economic Area (the “EEA”) or outside of the EEA and the personal data may be transferred within the EEA or outside of the EEA for the purpose of administering the Plan (in which case the transfer shall be governed by “standard contractual clauses” or equivalent measures required under the European Union’s data protection laws); (iv) the Participant’s personal data may be processed and disclosed by and to any future purchaser of the Company or its Subsidiaries (or of their respective undertakings or any parts thereof) for the purpose of administering the Plan and/or confirming the Participant’s entitlement to the PSUs where such entitlement is relevant to such purchase; (v) the purposes described in this section for the processing of the Participant’s personal data are necessary for the administration of the Plan or are otherwise necessary for the legitimate interests of the Company or its Subsidiaries or any such third party in connection with the administration of the Plan; and (vi) should the Participant exercise certain data subject rights in relation to the Participant’s personal data, such as the right of objection or erasure, the Participant acknowledges that it may no longer be possible to administer the Plan or the PSUs pursuant to the Plan and the Agreement and, in that case, the PSUs shall lapse and the Participant shall be deemed to have waived (without any right to compensation) any right to the PSUs.

(b)The Participant acknowledges that full details about what personal data the Company and its Subsidiaries collect, how the Company and its Subsidiaries collect, use, store, share, transfer and protect that personal data and the lawful basis that the Company relies on to do so under data protection law is set out in the Company’s privacy notice, a copy of or access to which has been made available to the Participant.

Exhibit C
Performance Metrics

Applicable Dates:
•The “Performance Period” is the period beginning on January 1, 2025 and ending on December 31, 2027.
•The “Vesting Date” will be the date of the Committee’s meeting in March 2028 or such earlier date in 2028 when the Committee determines the degree to which the Performance Metrics have or have not been satisfied.

[remainder omitted]